EXHIBIT 99.1
WD-40 Company Reports First Quarter 2026 Financial Results
~ Maintenance product sales in direct markets up 8 percent, partially offset by timing-related softness in distributor markets ~
~ Management reaffirms full-year guidance, expects results toward mid-to-high end of ranges ~
SAN DIEGO — January 8, 2026 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2025.
First Quarter Highlights and Summary:
•Total net sales were $154.4 million, an increase of 1 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales of approximately $3.4 million for the current quarter. On a non-GAAP constant currency basis, total net sales in the first quarter would have decreased 2% percent to $151.0 million compared to the prior year fiscal quarter.
•Maintenance product sales were $148.9 million, an increase of 2 percent compared to the prior year fiscal quarter.
•Gross margin increased to 56.2 percent compared to 54.8 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $55.3 million, up 10 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $8.2 million, down 2 percent compared to the prior year fiscal quarter. These expenses accounted for 5.3 percent of total net sales, down from 5.5 percent in the prior year fiscal quarter.
•Operating income was $23.3 million, a decrease of 7 percent from the prior year fiscal quarter.
•Net income was $17.5 million, a decrease of 8 percent from the prior year fiscal quarter.
•Diluted earnings per share were $1.28 compared to $1.39 in the prior year fiscal quarter, a decrease of 8 percent.

“In the first quarter, net sales of maintenance products in our direct markets grew 8 percent, consistent with our long-term growth targets,” said Steve Brass, president and chief executive officer. “While these gains were partially offset by lower sales in our marketing distributor markets, we remain confident in a strong rebound later this fiscal year. The second quarter is already off to an excellent start, with solid growth across all three trade blocs. We have visibility into a number of upcoming initiatives, giving us confidence in delivering a solid fiscal year result.

“Our Must-Win Battles focus on accelerating revenue growth in maintenance products, and execution against these goals remains strong. WD-40 Specialist sales increased 18 percent, and e-commerce sales were up 22 percent. At the same time, gross margin continued to strengthen, reaching 56.2 percent — an improvement of 140 basis points from the same period last year. After 72 years, we have captured only about 25 percent of our global growth potential for our flagship WD-40 Multi-Use Product, leaving approximately $1.4 billion in opportunity to nearly quadruple current sales. WD-40 Company is built for durable value creation, driven by brand strength, operational discipline and a culture of continuous improvement. This foundation positions us for sustained growth and strong stockholder returns for decades to come,” Brass said.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2025	2024	Dollars	Change
Americas (1)	$71,873	$69,436	$2,437	4%
EIMEA (2)	58,675	57,483	1,192	2%
Asia-Pacific (3)	23,875	26,576	(2,701)	(10)%
Total	$154,423	$153,495	$928	1%
First Quarter Highlights by Segment:
Americas
•The Americas segment represented 47 percent of total net sales in the first quarter.
•Total net sales in the Americas increased 4 percent compared to the prior year quarter, driven by a 5 percent increase in maintenance product sales. This growth was primarily attributable to higher sales of WD-40® Multi-Use Product in Latin America and the United States, where net sales rose by $1.4 million and $0.3 million, respectively. Sales of WD-40® Multi-Use Product in Canada remained constant.
•WD-40 Specialist® also contributed to the increase in maintenance product sales, with net sales up $1.2 million, or 14 percent, versus the prior year fiscal quarter, primarily due to expanded distribution and increased demand in the United States.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in the Americas. On a non-GAAP constant currency basis, net sales in Americas would have been $71.4 million for the first quarter.

EIMEA
•The EIMEA segment represented 38 percent of total net sales in the first quarter.
•Total net sales in EIMEA increased 2 percent compared to the prior year quarter driven by a 5 percent increase in maintenance product sales. This growth was primarily attributable to higher sales of WD-40 Specialist® which increased $2.1 million, or 27 percent, primarily due to heightened promotional activity and successful new product launches in key direct markets. Sales of WD-40® Multi-Use Product in EIMEA remained constant.
•Higher maintenance product sales were largely offset by a decline in homecare and cleaning product sales, which decreased by $1.6 million compared to the prior year quarter. The Company completed the divestiture of its entire homecare and cleaning portfolio in the United Kingdom during the fourth quarter of fiscal year 2025. As a result, the Company does not expect any future revenue from these brands.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in EIMEA. On a non-GAAP constant currency basis, net sales in EIMEA would have been $55.5 million for the first quarter.

Asia-Pacific
•The Asia-Pacific segment represented 15 percent of total net sales in the first quarter.
•Total net sales in Asia-Pacific decreased 10 percent compared to the prior year quarter, primarily due to a 12 percent decrease in sales of WD-40® Multi-Use Product. The most significant decline occurred in the Company’s Asia distributor markets where sales decreased $3.3 million, or 33 percent, largely due to the timing of customer orders. These decreases were partially offset by higher sales in China, which increased $0.8 million, or 9 percent, driven by expanded distribution and successful promotional activities.
•Net sales of WD-40 Specialist® remained constant.
•Homecare and cleaning product sales, which remain a strategic focus for the Company in Australia, decreased 5 percent due to the timing of customer orders.

•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in Asia-Pacific. On a non-GAAP constant currency basis, net sales in Asia-Pacific would have been $24.1 million for the first quarter.
Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2025	2024	Dollars	Change
WD-40 Multi-Use Product	$117,798	$118,547	$(749)	(1)%
WD-40 Specialist	22,538	19,172	3,366	18%
Other maintenance products (4)	8,560	7,788	772	10%
Total maintenance products	148,896	145,507	3,389	2%
HCCP (5)	5,527	7,988	(2,461)	(31)%
Total	$154,423	$153,495	$928	1%
•Net sales of maintenance products, the Company’s primary strategic focus, represented 96 percent of total net sales in the first quarter. Maintenance products increased 2 percent compared to the prior year quarter, primarily driven by higher sales of WD-40 Specialist® in the EIMEA direct markets, the United States, and Latin America.
•Net sales of homecare and cleaning products represented 4 percent of total net sales in the first quarter. Net sales of homecare and cleaning products decreased 31 percent compared to the prior year quarter. The Company completed the divestiture of its entire homecare and cleaning portfolio in the United Kingdom during the fourth quarter of fiscal year 2025. Sales related to these products were $1.6 million in the comparative period in the prior fiscal year. The Company previously announced its intent to sell its homecare and cleaning product portfolios in the Americas.
Dividend and Share Repurchase Update
•On December 10, 2025, the Company’s board of directors declared a quarterly cash dividend of $1.02 per share, representing an increase of more than 8 percent over the previous quarter’s dividend. The dividend is payable on January 30, 2026, to stockholders of record at the close of business on January 16, 2026.
•On June 19, 2023, the board of directors approved a $50 million share repurchase plan, which became effective on September 1, 2023. On June 16, 2025, the board extended the plan’s expiration date to August 31, 2026.
•The Company is authorized to acquire up to $50.0 million of its outstanding shares through the expiration date, of which $21.8 million remained available as of November 30, 2025.
•During the first quarter, the Company repurchased 39,500 shares at a total cost of $7.8 million.
•The timing and amount of share repurchases are determined by the Company’s chief executive officer and chief financial officer in accordance with loan covenants and applicable regulations. Management has indicated plans to accelerate repurchase activity and fully utilize the remaining authorization during fiscal year 2026, reflecting confidence in the Company’s long-term fundamentals.

“Today we are reaffirming our fiscal 2026 guidance. With the visibility we have into numerous activities scheduled for the second half of the year, we are confident in delivering results at the mid-to-high end of our guidance ranges,” said Sara Hyzer, vice president and chief financial officer.

“First-quarter softness was driven primarily by timing factors within our distributor network, not by a decline in end-user demand. All indicators point to a strong rebound later in the year. We maintain a strong financial position and healthy liquidity, which supports a disciplined capital allocation strategy focused on long-term growth and returns to our stockholders.

“Annual dividends remain a priority and are targeted at more than 50 percent of earnings. Our board recently approved an increase of more than 8 percent to the quarterly cash dividend, reflecting confidence in future cash flows and our commitment to returning capital,” Hyzer said.

Reaffirmed Fiscal Year 2026 Guidance
The Company is reaffirming its previously issued fiscal year 2026 guidance. This guidance is presented on a pro forma basis, excluding the financial impact of the assets the Company expects to divest in fiscal year 2026:
•Net sales growth from the 2025 pro forma results is projected to be between 5 and 9 percent with net sales expected to be between $630 million and $655 million after adjusting for foreign currency impacts.
•Gross margin for the full year is expected to be between 55.5 and 56.5 percent.
•Advertising and promotion investments are projected to be around 6 percent of net sales.
•Operating income is projected to be between $103 million and $110 million. This range reflects anticipated growth of between 5 to 12 percent compared to 2025 pro forma results.
•The provision for income tax is expected to be between 22.5 and 23.5 percent.
•Diluted earnings per share is expected to be between $5.75 and $6.15 based on an estimated 13.4 million weighted average shares outstanding. This range reflects anticipated growth of between 5 to 12 percent compared to 2025 pro forma results.

This guidance is expressed in good faith and is based on management’s current view of anticipated results on a pro forma basis. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales guidance presented on a currency adjusted basis use weighted average fiscal year 2025 foreign currency exchange rates. In the event the Company is unsuccessful in the divestiture of its homecare and clearing brands in the Americas, its guidance would be positively impacted by approximately $12.5 million in net sales, approximately $3.6 million in operating income, and approximately $0.20 in diluted EPS for the full fiscal year.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $620.0 million in fiscal year 2025 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from any divestiture transaction; disruption to the parties’ business as a result of the announcement or completion of any divestiture transaction; the Company's ability to successfully complete any planned divestiture; expected timing for the closing of any divestitures; expected proceeds from any divestiture; the intended use of proceeds by the Company from any divestiture transaction; impact of any divestiture transaction on the Company's stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; changes in trade policies and tariffs and the impact therefrom; the impacts from inflationary trends; the impacts from supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices. We undertake no obligation to revise or update any forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions. We undertake no obligation to revise or update any forward-looking statements.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of January 8, 2026. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 which the Company filed with the SEC on October 27, 2025, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2025, which the Company expects to file with the SEC on January 8, 2026.

Table Notes and General Definitions
(1)The Americas segment consists of the U.S., Canada and Latin America.
(2)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(3)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(4)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(5)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, Lava®, and Solvol® brand names. The Company completed the divestiture of its 1001® brand in the United Kingdom during the fourth quarter of fiscal year 2025. Sales related to this brand are included in fiscal year 2025 financial results but are not included in fiscal year 2026 financial results.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30, 2025	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$48,583	$58,130
Trade and other accounts receivable, net	112,453	120,589
Inventories	84,002	79,871
Other current assets	25,647	26,366
Total current assets	270,685	284,956
Property and equipment, net	58,670	60,394
Goodwill	97,123	97,150
Other intangible assets, net	2,390	2,416
Right-of-use assets	13,083	13,534
Deferred tax assets, net	1,214	1,027
Other assets	16,497	16,332
Total assets	$459,662	$475,809

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,057	$37,955
Accrued liabilities	29,491	34,230
Accrued payroll and related expenses	23,654	28,415
Short-term borrowings	5,342	800
Income taxes payable	4,735	857
Total current liabilities	91,279	102,257
Long-term borrowings	85,653	86,195
Deferred tax liabilities, net	9,545	9,375
Long-term operating lease liabilities	7,697	8,423
Other long-term liabilities	1,422	1,407
Total liabilities	195,596	207,657

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,970,058 and 19,954,495 shares issued at November 30, 2025 and August 31, 2025, respectively; and 13,503,677 and 13,527,614 shares outstanding at November 30, 2025 and August 31, 2025, respectively	20	20
Additional paid-in capital	179,557	180,065
Retained earnings	545,363	540,665
Accumulated other comprehensive loss	(24,912)	(24,485)
Common stock held in treasury, at cost — 6,466,381 and 6,426,881 shares at November 30, 2025 and August 31, 2025, respectively	(435,962)	(428,113)
Total stockholders’ equity	264,066	268,152
Total liabilities and stockholders’ equity	$459,662	$475,809

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2025	2024

Net sales	$154,423	$153,495
Cost of products sold	67,591	69,408
Gross profit	86,832	84,087

Operating expenses:
Selling, general and administrative	55,336	50,525
Advertising and sales promotion	8,189	8,393
Amortization of definite-lived intangible assets	49	47
Total operating expenses	63,574	58,965

Income from operations	23,258	25,122

Other income (expense):
Interest income	179	148
Interest expense	(648)	(873)
Other expense, net	(197)	(141)
Income before income taxes	22,592	24,256
Provision for income taxes	5,141	5,331
Net income	$17,451	$18,925

Earnings per common share:
Basic	$1.29	$1.39
Diluted	$1.28	$1.39

Shares used in per share calculations:
Basic	13,524	13,548
Diluted	13,549	13,573

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2025	2024
Operating activities:
Net income	$17,451	$18,925
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,103	2,075
Amortization of cloud computing implementation costs	413	416
Deferred income taxes	51	522
Stock-based compensation	1,724	1,499
Unrealized foreign currency exchange gains	(34)	(330)
Provision for credit losses	497	994
Write-off of inventories	234	255
Other	(76)	(41)
Changes in assets and liabilities:
Trade and other accounts receivable	7,418	(293)
Inventories	(4,932)	(2,651)
Other assets	652	(1,177)
Operating lease assets and liabilities, net	(238)	14
Accounts payable and accrued liabilities	(14,457)	(1,730)
Accrued payroll and related expenses	(4,710)	(4,954)
Other long-term liabilities and income taxes payable	3,889	1,406
Net cash provided by operating activities	9,985	14,930

Investing activities:
Purchases of property and equipment	(935)	(691)
Proceeds from sales of property and equipment	196	124
Net cash used in investing activities	(739)	(567)

Financing activities:
Treasury stock purchases	(7,849)	(3,627)
Dividends paid	(12,753)	(11,958)
Repayments of long-term senior notes	(400)	(400)
Net proceeds from revolving credit facility	4,542	14,771
Shares withheld to cover taxes upon settlement of equity awards	(2,232)	(2,883)
Net cash used in financing activities	(18,692)	(4,097)
Effect of exchange rate changes on cash and cash equivalents	(101)	(2,051)
Net (decrease) increase in cash and cash equivalents	(9,547)	8,215
Cash and cash equivalents at beginning of period	58,130	46,699
Cash and cash equivalents at end of period	$48,583	$54,914